UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. _ ) *

Atento SA
--------------------------------------------------------
(Name of Issuer)

Common Stock
--------------------------------------------------------
(Title of Class of Securities)

L0427L105
--------------------------------------------------------
(CUSIP Number)

August 22, 2018
--------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
(the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)




CUSIP No.
L0427L105

1.
NAMES OF REPORTING PERSONS

Santa Lucia S.A. Compania de Seguros y Reaseguros

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [X]
(b) [ ]

3.
SEC USE ONLY

4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Kingdom of Spain

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH
5. SOLE VOTING POWER
0

6. SHARED VOTING POWER
234573

7. SOLE DISPOSITIVE POWER
0

8. SHARED DISPOSITIVE POWER
234573

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
234573

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[ ]

11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12.
TYPE OF REPORTING PERSON

IC




CUSIP No.
L0427L105

1.
NAMES OF REPORTING PERSONS

Alpha Plus Gestora, S.G.I.I.C., S.A.U.

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [X]
(b) [ ]

3.
SEC USE ONLY

4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Kingdom of Spain

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH
5. SOLE VOTING POWER
0

6. SHARED VOTING POWER
1977268

7. SOLE DISPOSITIVE POWER
0

8. SHARED DISPOSITIVE POWER
1977268

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1977268

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[ ]

11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7%

12.
TYPE OF REPORTING PERSON
IV




CUSIP No.
L0427L105

1.
NAMES OF REPORTING PERSONS

Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [X]
(b) [ ]

3.
SEC USE ONLY

4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Kingdom of Spain

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH
5. SOLE VOTING POWER
0

6. SHARED VOTING POWER
451388

7. SOLE DISPOSITIVE POWER
0

8. SHARED DISPOSITIVE POWER
451388

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

451388

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[ ]

11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6%

12.
TYPE OF REPORTING PERSON
IC




CUSIP No.
L0427L105

1.
NAMES OF REPORTING PERSONS

Unicorp Vida, Compania de Seguros y Reaseguros S.A.

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [X]
(b) [ ]

3.
SEC USE ONLY

4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Kingdom of Spain

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH
5. SOLE VOTING POWER
0

6. SHARED VOTING POWER
869850

7. SOLE DISPOSITIVE POWER
0

8. SHARED DISPOSITIVE POWER
869850

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
869850

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[ ]

11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.2%

12.
TYPE OF REPORTING PERSON
IC




CUSIP No.
L0427L105

1.
NAMES OF REPORTING PERSONS

Caja Espana Vida, Compania de Seguros y Reaseguros S.A.

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [X]
(b) [ ]

3.
SEC USE ONLY

4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Kingdom of Spain

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH
5. SOLE VOTING POWER
0

6. SHARED VOTING POWER
174325

7. SOLE DISPOSITIVE POWER
0

8. SHARED DISPOSITIVE POWER
174325

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

174325

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[ ]

11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%

12.
TYPE OF REPORTING PERSON
IC







Item 1.

(a)
Name of Issuer
Atento SA

(b)
Address of Issuer's Principal Executive Offices
Da Vinci Bldg, 4 Rue Lou Hemmer
L-1748 Luxembourg Findel
Luxembourg-Findel, Luxembourg 1748

Item 2.

(a)
Name of Person Filing
Santa Lucia S.A. Compania de Seguros y Reaseguros
Alpha Plus Gestora, S.G.I.I.C., S.A.U.
Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros Unicorp Vida, Compania de Seguros y Reaseguros S.A.
Caja Espana Vida, Compania de Seguros y Reaseguros S.A.

(b)
Address of Principal Business Office or, if None, Residence
c/o Santa Lucia S.A. Compania de Seguros y Reaseguros
Plaza de Espana, 15
Madrid, Spain 28008

(c)
Citizenship
Santa Lucia S.A. Compania de Seguros y Reaseguros - Spain
Alpha Plus Gestora, S.G.I.I.C., S.A.U. - Spain
Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros - Spain Unicorp Vida, Compania de Seguros y Reaseguros S.A. - Spain
Caja Espana Vida, Compania de Seguros y Reaseguros S.A. - Spain

(d)
Title of Class of Securities
Common Stock

(e)
CUSIP Number
L0427L105

Item 3.

If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)
[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)
[ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)
[ ] Insurance Company as defined in Section 3(a)(19) of the
Act (15 U.S.C. 78c).

(d)
[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)
[ ] An investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E);

(f)
[ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);

(g)
[ ] A parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G);

(h)
[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)
[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)
[X] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)
[X] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J), please specify the type of institution: Insurance Company



If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

Santa Lucia S.A. Compania de Seguros y Reaseguros - IC
Alpha Plus Gestora, S.G.I.I.C., S.A.U. - IV
Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros - IC Unicorp Vida, Compania de Seguros y Reaseguros S.A. - IC
Caja Espana Vida, Compania de Seguros y Reaseguros S.A. - IC

Item 4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)
Amount Beneficially Owned:
3707404

(b)
Percent of Class:

5.0%

(c)
Number of shares as to which such person has:

(i)
sole power to vote or to direct the vote
3707404

(ii)
shared power to vote or to direct the vote
0

(iii)
sole power to dispose or to direct the
disposition of
3707404

(iv)
shared power to dispose or to direct the
disposition of
0

Item 5.
Ownership of Five Percent or Less of Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.
Identification and Classification of Members of the Group.

See Exhibit A

Item 9.
Notice of Dissolution of Group.

Not Applicable.

Item 10.
Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

By: Santa Lucia S.A. Compania de Seguros y Reaseguros

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Alpha Plus Gestora, S.G.I.I.C., S.A.U.

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Unicorp Vida, Compania de Seguros y Reaseguros S.A. - IC

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Caja Espana Vida, Compania de Seguros y Reaseguros S.A. - IC

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By signing below I certify that, to the best of my knowledge and belief, the foreing regulatory scheme applicable to Insurance Companies and Investement Companies is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution(s). I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

By: Santa Lucia S.A. Compania de Seguros y Reaseguros

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Alpha Plus Gestora, S.G.I.I.C., S.A.U.

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Unicorp Vida, Compania de Seguros y Reaseguros S.A. - IC

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Caja Espana Vida, Compania de Seguros y Reaseguros S.A. - IC

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



By: Santa Lucia S.A. Compania de Seguros y Reaseguros

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Alpha Plus Gestora, S.G.I.I.C., S.A.U.

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Unicorp Vida, Compania de Seguros y Reaseguros S.A. - IC

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018


By: Caja Espana Vida, Compania de Seguros y Reaseguros S.A. - IC

By: /s/ Andres Romero Pena

Name: Andres Romero Pena

Title: Authorized Signor

Date: August 24, 2018



Exhibit A



Pursuant to the instructions in Item 8 of Schedule 13G, the following lists the identity and Item 3 classification of each member of the group that beneficially owns shares of the security class being reported on this
Schedule 13G.


Santa Lucia S.A. Compania de Seguros y Reaseguros - IC

Alpha Plus Gestora, S.G.I.I.C., S.A.U. - IV

Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros - IC

Unicorp Vida, Compania de Seguros y Reaseguros S.A. - IC

Caja Espana Vida, Compania de Seguros y Reaseguros S.A. - IC


Alpha Plus Gestora, S.G.I.I.C., S.A.U. and Santa Lucia Vida y Pensiones, S.A., Compania de Seguros y Reaseguros are owned by Santa Lucia S.A. Compania de Seguros y Reaseguros. Santa Lucia S.A. Compania de Seguros y Reaseguros controls directly and owns a 50% share of Unicorp Vida, Compania de Seguros y Reaseguros S.A. and Caja Espana Vida, Compania de Seguros y Reaseguros S.A.